EXHIBIT 14.3


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                            SECURITIES TRADING POLICY


INTRODUCTION

This Securities Trading Policy is intended to raise the general level of awareness of the trading and confidentiality obligations of employees, officers and directors of the Corporation. This policy may be reviewed and amended from time to time by the Board in conjunction with legal counsel for the Corporation. This policy covers:

     1.   trading in securities of the Corporation; and

     2.   "Blackout Periods" as defined below where trading is prohibited.

In this policy "Corporation" means Naturally Advanced Technologies Inc. and each subsidiary company of Naturally Advanced Technologies Inc. and their respective subsidiaries where applicable.

Broadly speaking, an employee, officer or member of the Board of the Corporation with knowledge of material undisclosed Corporate Information may not trade in securities of the Corporation or otherwise use or selectively disclose the information until the information is publicly known. In order to reduce potential exposure for liability under securities laws, employees, officers and Board members must not trade in the Corporation's securities during:

     1.   the "Blackout Periods" described in this policy; or

     2. when advised not to do so by the Senior Officers as a result of the existence of material undisclosed information.

Breaches of confidentiality and violations of insider trading and tipping laws carry severe consequences both for the Corporation and the individuals involved. Therefore, all employees, officers and directors of the Corporation must comply with the provisions and procedures of this policy.


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All employees,  officers and directors  should read and  familiarize  themselves with the contents of this Securities Trading Policy.

TRADING IN SECURITIES OF THE CORPORATION

Under applicable securities laws, a person in a "special relationship" with the Corporation may not "trade" in securities of the Corporation if the person knows material information with respect to the Corporation that has not been generally disclosed to the public. If the person trades securities of the Corporation in such a circumstance, the person may be liable to compensate the seller or purchaser of the securities, as the case may be, for damages resulting from the sale. A "trade" includes a purchase or sale of securities, on offer or solicitation to purchase or sell securities and an exercise of an option, warrant or other convertible security.

SPECIAL RELATIONSHIP

All Board members and officers of the Corporation, and their associates and affiliates, and certain employees of the Corporation, are deemed to be in a special relationship with the Corporation, as are former Board members, officers and employees who acquired material non-public Corporate Information while in office. In addition, anyone who acquires material non-public Corporate Information from a person in a special relationship with the Corporation is deemed to be in a special relationship with the Corporation.

The significance of this last portion of the definition is that it creates an infinite chain so that any person who either trades on or discloses information acquired directly or indirectly from someone "on the inside" will be caught by the insider trading provisions.

MATERIAL INFORMATION

Any Corporate Information that would have, or would reasonably be expected to have, a significant effect on the value or market price of the Corporation's securities is material information. This includes information about significant changes to senior management, financial results, decisions concerning dividends, major acquisitions, dispositions, investments, sales or restructurings and the acquisition or loss of important contracts.


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RULE AGAINST TIPPING

No employee, officer or Board member with knowledge of material information with respect to the Corporation that has not been generally disclosed to the public may inform or "tip" others of such information, except as required in order to carry out the duties of the person's office or employment with the Corporation.

RULE AS IT APPLIES TO OTHER ENTITIES

Where the Corporation is involved in a material undisclosed transaction with another entity, each employee, officer and Board member of the Corporation is in a special relationship with the other entity and, therefore, cannot trade in securities of the other entity using knowledge pertaining to the transaction.

WHEN INFORMATION BECOMES PUBLIC

Information is considered to become public when it has been released to the public through appropriate channels, such as by press release or public statements by Senior Officers.

MANDATORY BLACKOUT PERIODS

In recognition of the need to reasonably ensure that enough time has elapsed to permit the investment community to absorb and evaluate information, the Corporation has established "Blackout Periods" during which all directors, officers, insiders, anyone in a special relationship with the Corporation or any employee who has access to undisclosed financial information may not trade in the Corporation's securities.

For directors, officers and insiders, the mandatory "Blackout Period" with respect to disclosure of financial results is:

     o the period beginning one month after the end of each fiscal quarter of the Corporation and ending at the end of the business day after the day of the announcement or regulatory filing of the financial results for the quarter; except for,


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     o    The period  beginning  60 days after the end of the fiscal year end of the Corporation and ending at the end of the business day after the day of the announcement or regulatory filing of the financial results for the year.

MANDATORY BLACKOUT PERIOD EXAMPLE

Interim filings must be filed within 45 days of quarter end and 90 days for year end filings.

By way example, and for the third quarter, the Blackout Period would normally begin on October 31st. Assuming that third quarter results were announced on November 14th, the Blackout Period would end at the end of business on November 15th. Given no other material situations, this would leave the period November 16th to March 1st as an available trading period.

OTHER BLACKOUT PERIODS

The Corporation, from time to time, may be involved in the negotiation of, discussion of or otherwise engaged in one or more material transactions which are not publicly disclosed. The Corporation's involvement in such transactions will require a Blackout Period to be instituted to prohibit trading of the Corporation's securities by directors, officers, insiders and employees having actual knowledge of such transaction. In such instance, the Blackout Period will commence upon the earlier of:

     o the director, officer, insider or employee obtaining actual knowledge of the material transaction; or

     o a blackout notice being delivered to the director, officer, insider or employee by the Corporate Secretary.

The Blackout Period in such circumstance will cease at the end of the business day following the public release of the material information pertaining to the transaction or the date on which the Corporation makes the decision not to proceed with the proposed transaction.


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TRADING OUTSIDE BLACKOUT PERIODS

Because at any time outside the Blackout Periods there may exist material Corporate Information that has not been publicly disclosed and which might significantly affect the price or value of the Corporation's securities, any trades by an insider or by an employee who may have access to this information should be pre-cleared with the Senior Officers.

DEFINITION OF INSIDER

All directors and Senior Officers (including any Vice-President, the Secretary or any other individual who performs a similar function) of the Corporation and any person or company that beneficially owns or exercises control or direction over 10% or more of the common shares of the Corporation is an insider of the Corporation. Note that the trading restrictions described above cover individuals that are in a "special relationship" with the Corporation which is a broader category than "insiders". The insider designation identifies those individuals who are required by law to publicly disclose their trades.

Shareholdings of a spouse or children over which the insider has control or direction or who reside in the same residence must be included in the shareholdings of the respective insider.

INSIDER TRADING REPORTING

It is the personal duty of each of the Corporation's Board members, Senior Officers and other insiders to file insider reports following any trade or other change in holdings of securities of the Corporation (including the exercise of any options) in accordance with securities laws. The Corporation assists Board members and officers with the filing procedures by providing administrative support. This administrative support does not remove individual responsibility to file insider reports in a timely and accurate fashion. Currently, insider reports must be filed within ten calendar days after a change in direct or indirect beneficial ownership of, or control or direction over, the Corporation's securities. Insider trading reports are filed electronically under the electronic filing system SEDI (System for Electronic Disclosure by Insiders). Registration of the Corporation's insiders under this electronic filing system is available through the Corporation.


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INDIVIDUAL RESPONSIBILITY

Each insider or person in a special relationship with the Corporation has the individual responsibility to comply with this policy and applicable securities laws. The guidelines set forth in this policy are guidelines only, and appropriate judgement should be exercised in connection with any trade in the Corporation's securities.

CIVIL LIABILITIES, PENALTIES AND ENFORCEMENT

Securities legislation provides a number of sanctions to enforce compliance with its provisions and to punish non-compliance. The legislation provides for an application to the courts for an order directing an insider to comply with, or to restrain from acting in breach of, the provisions of the legislation. In addition, upon such an application, the court may make any further order it sees fit. The various securities regulatory authorities may also issue a directive to a person to cease trade in appropriate circumstances so that the person may not trade in securities.

A person who makes or assists in making a report or other document required by the legislation that contains an untrue statement, or omits to state a material fact required therein or necessary to make a statement contained therein not misleading in the light of the circumstances in which it was made, is guilty of an offence. This would include the failure to file an insider report or the filing of an insider report which does not fully disclose the insider's trading. If found guilty of such an offence, such a person may be liable to a fine of up to $1,000,000 or to imprisonment for a term of not more than three years, or to both.

As well, the legislation contains criminal sanctions. Generally, where a person or company has been found to have contravened the prohibitions against insider trading and such person or company has made a profit by reason of the contravention, then such person or company will be liable for not less than the profit made by the person or company by reason of the contravention and, in the most serious cases, may be liable for a fine of up to the greater of $1,000,000 and an amount equal to triple the profit made by such person or company by reason of the contravention and not more than the greater of $1,000,000 or an amount equal to three times the profit made. If a person or company is guilty of


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an  offence  under  this  section,  a court may make such  order as it sees fit, including an order to compensate or make restitution to the person aggrieved.

The legislation also imposes civil liability upon an insider and every person or company in a special relationship with the Corporation who purchases or sells securities of the Corporation with knowledge of a material fact or material change with respect to the Corporation that has not been generally disclosed. For the purpose of civil liability, the definition of an "insider" includes all employees of the Corporation and persons retained by the Corporation, such as the Corporation's lawyers and accountants. This wide definition would also include any persons who receive specific confidential information knowing that an insider is the ultimate source of such information.

An insider under this expanded definition, if found to be civilly liable is required to compensate any person for any direct loss suffered by that person as a result of the transaction, unless, generally, the information was known or, in the exercise of reasonable diligence, should have been known to that person. The insider would be also accountable to the Corporation for any direct benefit or advantage received or receivable by the insider as a result of the transaction.

Furthermore, the legislation provides that in the event of a take-over bid or a reorganization, amalgamation, merger, arrangement or similar business combination, the Corporation, and every person in a special relationship with the Corporation who informs another person or company of a material fact or material change with respect to the Corporation that has not been generally disclosed is liable to compensate for damages any person or company that thereafter sells securities of either the Corporation to such informant or purchases securities of the Corporation from such informant. Any person in a special relationship with the Corporation who discloses the inside information is also accountable to the Corporation for any benefit or advantage received or receivable by him as a result of the purchase, sale or communication.

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                       SECURITIES TRADING POLICY AGREEMENT

I/WE ACKNOWLEDGE that I/we have read and considered the Securities Trading Policy of Naturally Advanced Technologies Inc. and agree to comply with the Insider Trading and Reporting Regulations of all securities legislation applicable to Naturally Advanced Technologies Inc. and myself/ourselves.

I/WE FURTHER ACKNOWLEDGE that should I/we become privy to insider information of a sensitive nature while in my capacity as an employee, director or officer of Naturally Advanced Technologies Inc., I/we am strictly prohibited from revealing any such information to any person or organization other than Naturally Advanced Technologies Inc. at any future time.


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Signature


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Name                                        Date

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